Pioneer II
3/31/99 NSAR Filing
Item 77

Sub-Item 77D:  Policies with respect to security investments (Y)

(a) None.

(b) None.

(c) None.

(d) None.

(e) None.

(f) None.

(g) Effective February 1, 1999, the registrant eliminated its nonfundamental policy on investing a minimum of 10% of its total assets in securities of non-U.S. issuers.